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                                                                  EXHIBIT (J)(1)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of The MainStay Funds:

We consent to the use of our report dated December 20, 2007, with respect to the financial statements of the MainStay Equity Index Fund, one of the funds constituting The MainStay Funds as of and for the year ended October 31, 2007, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and in the introduction to and under the headings "Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Registration Statement.


/s/ KPMG LLP

Philadelphia, Pennsylvania
February 25, 2008